195 Church Street New Haven, CT 06510 www.newalliance.com P R E S S R E L E A S E Contact: Brian S. Arsenault Executive Vice President NewAlliance Bank 203 789 2733
NewAlliance Announces Earnings and Second Consecutive Quarterly Dividend

New Haven, Connecticut, October 26, 2004 - NewAlliance Bancshares, Inc. (NASDAQ: NABC) announced today net income of $8.1 million, or 8 cents a share, for the quarter ended September 30, 2004. Today’s announcement was the second quarterly earnings release since the Company went public and the first showing a profit. Exclusive of merger related charges in the quarter, the Company earned $11.7 million, or 11 cents per diluted share, for the quarter ended September 30, 2004.

The Company’s Board of Directors voted today to pay a quarterly dividend of  4 cents per share to shareholders of record on November 5, 2004. The dividend will be paid on November 15, 2004 and is equal to the dividend paid following the second quarter.

“We are pleased to achieve positive net income in only our second quarter of operations as a public company and to pay our second consecutive quarterly dividend,” said Peyton R. Patterson, NewAlliance Chairman, President and Chief Executive Officer.

For the nine months ended September 30, 2004, NewAlliance had a net loss of $7.5 million, mostly related to a $40 million expense in the second quarter to fund the NewAlliance Foundation. Exclusive of the Foundation expense and merger related charges tied to the Company’s acquisitions of Tolland Bank and the Savings Bank of Manchester, the Company earned $29.2 million for the first nine months of the year.

Net interest income for the quarter ended September 30, 2004 was $42.6 million, up from $41.1 million for the previous quarter ended June 30, 2004. The rise in net interest income reflected an increase in the Company’s net interest margin from 2.93% for the second quarter to 3.07% for the third quarter.

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Non-interest income, principally fee income, for the quarter ended September 30, 2004 was $10.6 million, down from $11.4 million for the previous quarter. A $477,000 increase in the valuation of mortgage servicing rights in the second quarter ended June 30, 2004 shifted to a decrease of $129,000 in the third quarter, accounting for most of the drop in non-interest income.

Non-interest expense dropped dramatically in the third quarter as compared to the prior quarter, from $80.0 million to $40.9 million. The decline was primarily due to the $40 million contribution to fund the NewAlliance Foundation that greatly increased non-interest expense in the second quarter ended June 30, 2004. Exclusive of the Foundation costs, expenses increased approximately $1.0 million in the third quarter.

“The most important thing is that we are meeting the challenges of going public and completing two acquisitions,” said Ms. Patterson. “We are achieving the planned cost saves and other efficiencies that will be fully realized as we move through 2005 and begin to hit our true revenue and deposit stride.”

Strong asset quality remained a key characteristic of NewAlliance Bank in the third quarter ended September 30, 2004. The ratio of nonperforming loans to total loans improved to 0.34% at September 30, 2004 from 0.43% at June 30, 2004 and the ratio of nonperforming assets to total assets improved to 0.17% from 0.22% at the same dates. The allowance to total loans at September 30, 2004 was 1.16%, one basis point higher than at June 30, 2004 and the allowance to nonperforming loans at September 30, 2004 was 341%, up from 266% at June 30, 2004.

Capital levels at NewAlliance remain strong. Tier I leverage capital at September 30, 2004 was 16.05% and total risk based capital was 27.81%. Tangible equity to tangible assets was 16.14% at September 30, 2004. Capital levels continue to qualify NewAlliance as well-capitalized for regulatory purposes and were slightly higher than capital levels at June 30, 2004.

“As I noted last quarter, a key challenge for the rest of 2004 and beyond is to effectively deploy our capital,” Ms. Patterson said. “Our Board has shown its commitment to paying shareholders a regular quarterly dividend. We continue to review other capital leveraging activities including acquisitions that create value and, next year, the opportunity to repurchase shares when market conditions warrant.”

Book value per share at September 30, 2004 was $12.40 and tangible book value per share was $8.21. Shareholders’ equity at the end of the third quarter was $1.4 billion, virtually the same as at the end of the previous quarter.

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At September 30, 2004, NewAlliance Bancshares, Inc., headquartered in New Haven, Connecticut, had $6.3 billion in assets and operated 65 branches. In addition to offering a full range of consumer and commercial banking services, NewAlliance Bank also provides trust services and investment and insurance products and services. The Bank’s website is at www.newalliancebank.com.

Note: This news release contains financial information other than that provided by accounting principles generally accepted in the United States of America (“GAAP”). The Company’s management believes these nonGAAP measurements, which generally exclude the effects of charges and expenses related to the consummation of mergers and acquisitions and costs related to the integration of merged entities as well as the establishment of a foundation, are essential to a proper understanding of the operating results of the Company’s core business largely because the merger and acquisition related items and their impact on the Company’s performance are difficult to predict. In the case of the establishment of the foundation, the cost is nonrecurring. These nonGAAP measurements are not a substitute for operating results determined in accordance with GAAP nor do they necessarily conform to nonGAAP performance measures that may be presented by other companies. A reconciliation of GAAP and nonGAAP financial information is included in this report.

Statements in this news release concerning future results, performance, expectations or intentions are forward-looking statements. Actual results, performance or developments may differ materially from forward-looking statements as a result of known or unknown risks, uncertainties, and other factors, including those identified from time to time in the Company's other filings with the Securities and Exchange Commission, press releases and other communications. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of said safe harbor provisions. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this news release. Except as required by applicable law or regulation, the Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

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